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                                                                    EXHIBIT 99.1

JUST FOR FEET, INC. ANNOUNCES FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

BIRMINGHAM, ALABAMA, November 4, 1999 -- JUST FOR FEET, INC. (Nasdaq: FEET) today filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to effect the Restructuring Agreement (the "Agreement"), dated November 2, 1999, between certain holders (the "Noteholders") of its $200 million 11% Senior Subordinated Notes due 2009 (the "Notes") and the Company. As previously announced, the Company did not make the November 1 interest payment with respect to the Notes. However, pursuant to the Agreement, the Noteholders have agreed to refrain from taking any action to enforce the Notes.

Under the Agreement, after the Plan of Reorganization (the "Plan") (which is to be filed with the Bankruptcy Court in the near future) is confirmed and consummated, the holders of the Notes and certain other unsecured creditors will receive, pro rata, 100% of the common stock of the reorganized Company (the "New Common Stock"), subject to dilution of approximately 10% on a fully diluted basis by shares reserved for issuance under options to be issued to the Company's executive management. The existing equity holders of Just For Feet will have their shares canceled and will receive warrants to purchase up to 10% of the New Common Stock.

Additionally, under the Agreement, the Noteholders have agreed to support the payment of all trade claims in the ordinary course of the Company's business for those trade creditors that continue to support the Company and so that those trade creditors will not be negatively impacted by the restructuring.

The Agreement also provides for management of the Company to receive options to purchase New Common Stock as of the Effective Date of the Plan.

In announcing today's Chapter 11 filing, the Company's management emphasized that this action will have no significant impact on operations. The Company is negotiating with its current lenders to obtain a Debtor-In-Possession financing facility which will allow the Company to continue normal day-to-day operations.

In discussing the reorganization, Helen M. Rockey, President and Chief Executive Officer of Just For Feet, said: "Entering the Chapter 11 reorganization process was a necessary step to complete the Agreement signed on November 2nd. The filing in no way alters our plan to pay our trade vendors who continue to support the Company in the ordinary course of business."

In a communication with employees, Ms. Rockey said, "Being in Chapter 11 is not a situation to which Just For Feet would aspire. However, there are significant advantages for us to be in a reorganization case at this time. It eliminates months of uncertainty that could have a negative impact on our Company. It also allows us to continue with business as usual so that our customers will see no changes in the quality and availability of merchandise."
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Once the Plan is filed with the Bankruptcy Court, it will be subject to numerous conditions and no assurance can be given that the consensual restructuring provided for in the Agreement and the Plan or any other consensual restructuring will be finalized or that any restructuring which is completed will not be on terms materially different from those contained in the Agreement and the Plan.

JUST FOR FEET, INC. currently operates both large format superstores and smaller specialty stores that specialize in brand-name athletic and outdoor footwear and apparel. The Just For Feet superstores feature a full line of sports related apparel, a high level of customer service and a distinctive combination of entertainment elements creating an exciting shopping experience. The Company currently operates 151 Just For Feet superstores in 26 states and Puerto Rico and 173 Company and 39 franchised specialty stores in 23 states and Puerto Rico.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.



                  For additional information, please contact:

             Helen M. Rockey, President and Chief Executive Officer

                                  205-408-3000